EXHIBIT 11 - Statement regarding computation of per share earnings
1993 data has been restated for the two-for-one stock split on August 13, 1993.

Computation for the quarter ended                      March 31,   March 31,
(Dollars in thousands, except per share data)            1994        1993
                                                       ----------  ----------
Primary earnings per share:
Weighted average number of shares                      34,911,936  32,374,306
Common stock equivalents computed under the
treasury stock method using average market price          461,078     515,800
                                                       ----------  ----------
Total                                                  35,373,014  32,890,106
                                                       ==========  ==========

Fully diluted earnings per share:
Weighted average number of shares                      34,911,936  32,374,306
Common stock equivalents computed under the
treasury stock method using the greater of ending
or average market price                                   462,483     515,816
Other potentially dilutive securities                   2,687,450   2,687,450
                                                       ----------  ----------
Total                                                  38,061,869  35,577,572
                                                       ==========  ==========

Net income                                                $22,915     $18,165
Interest expense (net of tax) incurred for other
potentially dilutive securities                              $579        $579

Earnings per share:
Primary                                                      $.65        $.55
Fully diluted                                                 .62         .53
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                                          -11-
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